Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – March 12, 2010

Auburn National Bancorporation, Inc.

Revises 2009 Fourth Quarter and Full Year Earnings

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN), today announced revised earnings for the fourth quarter and full year ended December 31, 2009 resulting from an increase in the Company’s provision for loan losses. Revised net earnings for the fourth quarter of 2009 were $0.2 million, or $0.06 per share, compared to previously reported net earnings of approximately $1.4 million, or $0.40 per share for the fourth quarter of 2009. Revised net earnings for the full year 2009 were $2.4 million, or $0.66 per share, compared to previously reported net earnings of $3.6 million, or $1.00 per share for the full year 2009.

Subsequent to the Company’s earnings release on February 2, 2010 (the “February Earnings Release”) and before the filing of its 2009 annual report on Form 10-K, the Company recorded an additional $2.0 million in provision for loan losses for the fourth quarter and full year ended December 31, 2009. The increase in the provision for loan losses is primarily related to the Company’s consideration of new information related to, and the occurrence of events concerning, two construction and land development loans that provide additional evidence about conditions that existed at December 31, 2009, including the Company’s estimated level of allowance for loan losses. Following the February Earnings Release, the Company received an updated appraisal on real estate securing a nonperforming loan reflecting additional deterioration in the fair value of the collateral. The Company wrote down this loan to reflect the updated fair value of the collateral, less estimated selling costs. In addition, subsequent to the February Earnings Release, the Company determined that another loan was impaired, which required the Company to record a valuation allowance, and place the loan on nonaccrual status.

As a result of these changes, the Company’s total provision for loan losses increased from $0.9 million to $2.9 million for the fourth quarter of 2009 and increased from $3.3 million to $5.3 million for the full year 2009. The Company’s allowance for loan losses at December 31, 2009 increased from $6.0 million to $6.5 million, primarily reflecting an increased provision for loan losses, offset by a write-down or partial charge-off on one loan. Net charge-offs for the fourth quarter of 2009 increased from $0.3 million to $1.9 million for the fourth quarter of 2009 and increased from $1.6 million to $3.2 million for the full year 2009. Total nonperforming assets at December 31, 2009, increased from $13.2 million, or 1.71% of total assets, to $16.6 million, or 2.15% of total assets.

The Company has included updated financial tables in this press release to reflect the revised financial information described herein.

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $773 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank opened a new full-service branch in Auburn during the first quarter of 2009. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

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Revises 2009 Fourth Quarter and Full Year Net Earnings/page 2

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, net interest margin, securities valuations and performance, loan performance, nonperforming assets, charge-offs, collateral values, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2008, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information, a clearer understanding of the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Revises 2009 Fourth Quarter and Full Year Net Earnings/page 3

Financial Highlights (unaudited)*

Quarter ended December 31,	Year ended December 31,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Results of Operations
Net interest income (a)	$5,547	$4,837	$20,448	$19,231
Less: tax-equivalent adjustment	438	353	1,633	1,361
Net interest income (GAAP)	5,109	4,484	18,815	17,870
Noninterest income (loss)	799	(224)	3,132	4,202
Total revenue	5,908	4,260	21,947	22,072
Provision for loan losses	2,900	250	5,250	870
Noninterest expense	3,735	2,992	14,633	12,542
Income tax (benefit) expense	(930)	71	(340)	2,023
Net earnings	$203	$947	$2,404	$6,637

Per share data:
Basic and diluted net earnings:
GAAP	$0.06	$0.26	$0.66	$1.81
Operating (b)	0.09	0.48	1.36	1.90
Cash dividends declared	$0.190	$0.185	$0.76	$0.74
Weighted average shares outstanding:
Basic and diluted	3,643,395	3,658,193	3,644,691	3,674,384
Shares outstanding, at period end	3,643,117	3,658,193	3,643,117	3,646,947
Book value	$15.42	$15.66	$15.42	$15.66
Common stock price:
High	$25.98	$23.97	$30.00	$25.00
Low	18.93	19.06	18.07	19.00
Period-end:	$19.69	$20.10	$19.69	$20.10
To earnings ratio	29.39	x	11.10	x	29.39	x	11.10	x
To book value	128%	128%	128%	128%
Performance ratios:
Return on average equity:
GAAP	1.37%	7.25%	4.23%	12.18%
Operating (b)	2.16%	13.34%	8.73%	12.82%
Return on average assets:
GAAP	0.10%	0.52%	0.31%	0.92%
Operating (b)	0.17%	0.96%	0.63%	0.97%
Dividend payout ratio	316.67%	71.15%	115.15%	40.88%
Asset Quality:
Allowance for loan losses as a % of:
Loans	1.73%	1.19%	1.73%	1.19%
Nonperforming loans	69%	99%	69%	99%
Nonperforming assets as a % of:
Loans and foreclosed properties	4.34%	1.29%	4.34%	1.29%
Total assets	2.15%	0.64%	2.15%	0.64%
Nonperforming loans as a % of total loans	2.49%	1.20%	2.49%	1.20%
Net charge-offs as a % of average loans	1.95%	0.09%	0.84%	0.17%
Other financial data:
Net interest margin (a)	3.02%	2.84%	2.78%	2.86%
Effective income tax rate	NM	%	6.97%	(16.47)%	23.36%
Efficiency ratio:
GAAP	63.22%	70.23%	66.67%	56.82%
Operating (b)	53.52%	50.92%	53.63%	52.30%
Selected average balances:
Securities	$338,261	$313,227	$344,060	$320,961
Loans, net of unearned income	381,112	360,822	376,388	344,604
Total assets	777,363	727,417	787,864	718,077
Total deposits	589,452	525,616	596,444	520,176
Long-term debt	118,351	126,499	120,248	123,108
Total stockholders’ equity	59,349	52,250	56,806	54,474
Selected period end balances:
Securities	$334,762	$302,656	$334,762	$302,656
Loans, net of unearned income	376,103	369,162	376,103	369,162
Allowance for loan losses	6,495	4,398	6,495	4,398
Total assets	773,382	745,970	773,382	745,970
Total deposits	579,409	550,843	579,409	550,843
Long-term debt	118,349	123,368	118,349	123,368
Total stockholders’ equity	56,183	57,128	56,183	57,128

*Certain amounts reported in prior periods have been reclassified to conform to the current-period presentation.

(a) Tax equivalent. See "Explanation of Certain Unaudited Non-GAAP Financial Measures."

(b) Operating measures. See "Explanation of Certain Unaudited Non-GAAP Financial Measures."

NM- not meaningful

Revises 2009 Fourth Quarter and Full Year Net Earnings/page 4

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Year ended December 31,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Net earnings, as reported (GAAP)	$203	$947	$2,404	$6,637
Non-operating items (net of 37% tax):
Securities losses (gains), net (a)	399	796	2,839	736
Gain on sale of premises and equipment	—	—	—	(675)
Correction of prior period accounting error	(281)	—	(281)	285
Operating net earnings	$321	$1,743	$4,962	$6,983

Noninterest income (loss), as reported (GAAP)	$799	$(224)	$3,132	$4,202
Non-operating items:
Securities losses (gains), net	633	1,263	3,703	1,168
Gain on sale of premises and equipment	—	—	—	(1,071)
Correction of prior period accounting error	—	—	—	452
Operating noninterest income	$1,432	$1,039	$6,835	$4,751

Total Revenue, as reported (GAAP)	$5,908	$4,260	$21,947	$22,072
Tax-equivalent adjustment	438	353	1,633	1,361
Non-operating items:
Securities losses (gains), net	633	1,263	3,703	1,168
Gain on sale of premises and equipment	—	—	—	(1,071)
Correction of prior period accounting error	—	—	—	452
Total Operating Revenue (tax-equivalent)	$6,979	$5,876	$27,283	$23,982

Net interest income, as reported (GAAP)	$5,109	$4,484	$18,815	$17,870
Tax-equivalent adjustment	438	353	1,633	1,361
Net interest income (tax-equivalent)	$5,547	$4,837	$20,448	$19,231

Total stockholders’ equity (GAAP)	$56,183	$57,128	$56,183	$57,128
Unrealized (gains) losses on available for sale securities, net of tax	(111)	(603)	(111)	(603)
Tangible Common Equity	$56,072	$56,525	$56,072	$56,525

(a) Any securities losses for which no tax benefit is recorded are included at the gross amount.